Exhibit 10.34

Execution Version

MANAGEMENT UNIT SUBSCRIPTION AGREEMENT

(Class A-2 Units, B-1 Units, B-2 Units and B-3 Units)

THIS MANAGEMENT UNIT SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of July 13, 2009, by and between Peak Holdings LLC, a Delaware limited liability company (the “Company”), and the individual named on the signature page hereto (the “Executive”).

WHEREAS, on the terms and subject to the conditions hereof, the Executive desires to subscribe for and acquire from the Company, and the Company desires to issue and provide to the Executive, the Company’s Class A-2 Units (the “Class A-2 Units”), Class B-1 Units (the “Class B-1 Units”), Class B-2 Units (the “Class B-2 Units”) and Class B-3 Units (the “Class B-3 Units” and, together with the Class A-2 Units, Class B-1 Units and Class B-2 Units, the “Units”), in each case in the amount set forth on Schedule I, as hereinafter set forth; and

WHEREAS, this Agreement is one of several agreements entered into by the Company with certain persons who are or will be key employees of the Company or one or more Subsidiaries (collectively with the Executive, the “Management Investors”) as part of a management equity purchase plan designed to comply with Regulation D and/or Rule 701 promulgated under the Securities Act (as defined below);

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.	Definitions.

1.1 Affiliate. An “Affiliate” of, or Person “Affiliated” with, a specified Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

1.2 Agreement. The term “Agreement” shall have the meaning set forth in the preface.

1.3 Blackstone. The term “Blackstone” means Blackstone Capital Partners V L.P. and its Affiliates.

1.4 Board. The “Board” shall mean the Company’s Management Committee.

1.5 Cause. The term “Cause” used in connection with the termination of employment of the Executive shall have the same meaning ascribed to such term in any employment or severance agreement then in effect between the Executive and the Company or one of its Subsidiaries or, if no such agreement containing a definition of “Cause” is then in effect, shall mean a termination of employment of the Executive by the Company or any Subsidiary thereof due to (A) the Executive’s continued failure substantially to perform the Executive’s duties under the Executive’s employment (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by the Company to the Executive of such failure; (B) theft or embezzlement of Company property or dishonesty in the performance of the Executive’s duties, (C) any act on the part of the Executive that constitutes (x) a felony under the laws of the United States or any state thereof or (y) a crime involving moral turpitude, (D) the Executive’s willful malfeasance or willful misconduct in connection with the Executive’s duties to the Company or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its Subsidiaries or Affiliates, or (E) the Executive engages in Competitive Activity or breaches the confidentiality provisions of Section 6.

1.6 Change of Control. The term “Change of Control” shall have the meaning set forth in the Securityholders Agreement, except that transactions with a Person or Persons that are a Subsidiary of the Sponsor shall be excluded.

1.7 Closing. The term “Closing” shall have the meaning set forth in Section 2.2.

1.8 Closing Date. The term “Closing Date” shall have the meaning set forth in Schedule 1, Part 1.

1.9 Company. The term “Company” shall have the meaning set forth in the preface.

1.10 Constructive Termination. The term “Constructive Termination” shall have the same meaning ascribed to such term (or the term “good reason”) in any employment or severance agreement then in effect between the Executive and the Company or one of its Subsidiaries.

1.11 Cost. The term “Cost” shall mean the price per Unit paid by the Executive as proportionately adjusted for all subsequent distributions of Units and other recapitalizations and less the amount of any tax distributions made with respect to the Units pursuant to the LLC Agreement.

1.12 Disability. The term “Disability” of the Executive shall have the same meaning ascribed to such term in any employment or severance agreement then in effect between the Executive and the Company or one of its Subsidiaries or, if no such agreement containing a definition of “Disability” is then in effect, shall mean the inability of the Executive to perform the essential functions of the Executive’s job, with or without reasonable accommodation, by reason of a physical or mental infirmity, for a period of nine (9) consecutive months or for an aggregate of twelve (12) months in any eighteen (18) consecutive month period. The period of nine (9) months shall be deemed continuous unless the Executive returns to work for at least 30 consecutive business days during such period and performs during such period at the level and competence that existed prior to the beginning of the six-month period. The date of such Disability shall be on the first day of such nine-month period.

1.13 Employee and Employment. The term “employee” shall mean, without any inference as to negate the Executive’s status as a member of the Company for all purposes hereunder (subject to the terms hereof) and for federal and other tax purposes, any employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Internal Revenue Code of 1986, as amended) of the Company or any of its Subsidiaries, and the term “employment” shall include service as a part- or full-time employee to the Company or any of its Subsidiaries.

1.14 Executive. The term “Executive” shall have the meaning set forth in the preface.

1.15 Executive’s Group. The term “Executive’s Group” shall have the meaning set forth in Section 4.1(a).

1.16 Fair Market Value. Subject to Section 4.2(d), the term “Fair Market Value” used in connection with the value of Units shall mean (a) if there is a public market for the equity of the Company on the applicable date, the value for the Units shall be implied by the average of the high and low closing bid prices of such equity on the stock exchange on which the equity is principally trading on such date or (b) if there is no public market for the equity on such date, the fair market value for the Units as shall be determined in good faith by the Board (without regard to discounts for lack of marketability of such equity or minority status).

1.17 Financing Default. The term “Financing Default” shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the financing documents of the Company or its Affiliates from time to time (collectively, the “Financing Agreements”) and any restrictive financial covenants contained in the organizational documents of the Company or its Affiliates.

1.18 Management Investors. The term “Management Investors” shall have the meaning set forth in the preface.

1.19 Permitted Transferee. The term “Permitted Transferee” means any Person to whom the Executive transfers Units in accordance with the Securityholders Agreement (other than the Sponsor and the Company and their respective Affiliates and except for transfers pursuant to a Public Offering).

1.20 Person. The term “Person” shall mean any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.

1.21 Public Offering. The term “Public Offering” shall have the meaning set forth in the Securityholders Agreement.

1.22 Purchase Price. The term “Purchase Price” shall have the meaning set forth in Section 2.1.

1.23 Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

1.24 Securityholders Agreement. The term “Securityholders Agreement” shall mean the Securityholders Agreement, dated as of April 2, 2007, among the Sponsor, the Management Investors and the Company, as it may be amended or supplemented thereafter from time to time.

1.25 Subsidiary. The term “Subsidiary” shall have the meaning set forth in the Securityholders Agreement.

1.26 Termination Date. The term “Termination Date” means the date upon which Executive’s employment with the Company and its Subsidiaries is terminated.

1.27 Unvested Units. The term “Unvested Units” means, with respect to Executive’s Class B-1 Units, Class B-2 Units and Class B-3 Units, the number of such Units that are subject to any vesting, forfeiture or similar arrangement under this Agreement.

1.28 Vested Units. The term “Vested Units” shall mean, with respect to an Executive’s Class B-1 Units, Class B-2 Units and Class B-3 Units, the number of such Units that are vested and nonforfeitable, as determined in Schedule I.

1.29 Sponsor. The term “Sponsor” means Blackstone.

2.	Subscription for and Grant of Units.

2.1 Purchase/Grant of Units. Pursuant to the terms and subject to the conditions set forth in this Agreement, (a) the Executive hereby subscribes for and agrees to purchase, and the Company hereby agrees to issue and award to the Executive on the Closing Date, the number of Class A-2 Units set forth in Part 1 of Schedule I attached hereto for the cash amount (the “Purchase Price”) set forth in Part 1 of Schedule I attached hereto and (b) the Executive hereby subscribes for and agrees to acquire, and the Company hereby agrees to issue and award to the Executive, on the Closing Date the number of Class B-1 Units, Class B-2 Units and Class B-3 Units set forth in Part 1 of Schedule I attached hereto in exchange for services performed for the Company and its Subsidiaries.

2.2 The Closing. The closing (the “Closing”) of the grant of Units hereunder shall take place on the Closing Date. At least two business days prior to the Closing, the Executive shall deliver to the Company the Purchase Price, payable by delivery of the amount in cash set forth on Schedule I attached hereto, by delivery of a cashier’s or certified check or by wire transfer in immediately available funds.

2.3 Section 83(b) Election. Within 10 days after the Closing, the Executive shall provide the Company with a copy of a completed election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder in the form of Exhibit A attached hereto. The Executive shall timely file (via certified mail, return receipt requested) such election with the Internal Revenue Service (“IRS”) and shall thereafter certify to the Company the Executive has made such timely filing.

2.4 Closing Conditions. Notwithstanding anything in this Agreement to the contrary, the Company shall be under no obligation to issue and sell to the Executive any Units unless (i) the Executive is an employee of, or consultant to, the Company or one of its Subsidiaries on the Closing Date; (ii) the representations of the Executive contained in Section 3 hereof are true and correct in all material respects as of the Closing Date and (iii) the Executive is not in breach of any agreement, obligation or covenant herein required to be performed or observed by the Executive on or prior to the Closing Date.

3.	Investment Representations and Covenants of the Executive.

3.1 Units Unregistered. The Executive acknowledges and represents that the Executive has been advised by the Company that:

(a) the offer and sale of the Units have not been registered under the Securities Act;

(b) the Units must be held in accordance with the Securityholders Agreement and the Executive must continue to bear the economic risk of the investment in the Units unless the offer and sale of such Units are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;

(c) there is no established market for the Units and it is not anticipated that there will be any public market for the Units in the foreseeable future;

(d) a restrictive legend in the form set forth below and the legends set forth in Section 8.2(a) and (b) of the Securityholders Agreement shall be placed on the certificates, if any, representing the Units:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE OPTIONS AND OTHER PROVISIONS SET FORTH IN A MANAGEMENT UNITS SUBSCRIPTION AGREEMENT WITH THE ISSUER DATED AS OF JULY 13, 2009, AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE”; and

(e) a notation shall be made in the appropriate records of the Company indicating that the Units are subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Units.

3.2 Additional Investment Representations. The Executive represents and warrants that:

(a) the Executive’s financial situation is such that the Executive can afford to bear the economic risk of holding the Units for an indefinite period of time, has adequate means for providing for the Executive’s current needs and personal contingencies, and can afford to suffer a complete loss of the Executive’s investment in the Units;

(b) the Executive’s knowledge and experience in financial and business matters are such that the Executive is capable of evaluating the merits and risks of the investment in the Units;

(c) the Executive understands that the Units are a speculative investment which involves a high degree of risk of loss of the Executive’s investment therein, there are substantial restrictions on the transferability of the Units and, on the Closing Date and for an indefinite period following the Closing, there will be no public market for the Units and, accordingly, it may not be possible for the Executive to liquidate the Executive’s investment in case of emergency, if at all;

(d) the terms of this Agreement provide that if the Executive ceases to be an employee of the Company or its Subsidiaries, the Company and its Affiliates have the right to repurchase the Units at a price which may, under certain circumstances, be less than the Fair Market Value thereof;

(e) the Executive understands and has taken cognizance of all the risk factors related to the purchase of the Units and, other than as set forth in this Agreement, no representations or warranties have been made to the Executive or the Executive’s representatives concerning the Units or the Company or their prospects or other matters;

(f) the Executive has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its Subsidiaries, the Securityholders Agreement, the Company’s organizational documents and the terms and conditions of the purchase of the Units and to obtain any additional information which the Executive deems necessary;

(g) all information which the Executive has provided to the Company and the Company’s representatives concerning the Executive and the Executive’s financial position is complete and correct as of the date of this Agreement; and

(h) the Executive is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

4.	Certain Sales and Forfeitures Upon Termination of Employment.

4.1 Put Option.

(a) If the Executive’s employment with the Company and its Subsidiaries terminates due to the Disability or death of the Executive prior to the earlier of (i) an initial Public Offering or (ii) a Change of Control, the Executive and the Executive’s Permitted Transferees (hereinafter sometimes collectively referred to as the “Executive’s Group”) shall have the right, subject to the provisions of Section 5 hereof, for 180 days (the “Put Option Period”) following the date that is six (6) months after the date of such termination of employment of the Executive, to sell to the Company, and the Company shall be required to purchase (subject to the provisions of Section 5 hereof), on one occasion from each member of the Executive’s Group, all (but not less than all) of the number of Units then held by the Executive’s Group that equals the sum of (i) all Class A-2 Units collectively held by the Executive’s Group and (ii) all Vested Units collectively held by the Executive’s Group, at a price per Unit equal to the Fair Market Value of each Class of such Units (measured as of the date of death or such termination; provided, that, respecting any Units that have vested less than six months and one day prior to the date of such termination, such Fair Market Value shall be measured as of the date that is one day following the date that is six months after the date such Units had vested); provided, further, that in any case the Board shall have the right, in its sole discretion, to increase the foregoing purchase price. In order to exercise its rights with respect to the Units pursuant to this Section 4.1(a), the Executive’s Group shall also be required to simultaneously exercise any similar rights it may have with respect to any other units of the Company held by the Executive’s Group in accordance with the terms of the agreements pursuant to which such other units were purchased from the Company.

(b) If the Executive’s Group desires to exercise its option to require the Company to repurchase Units pursuant to Section 4.1(a), the members of the Executive’s Group shall send one written notice to the Company setting forth such members’ intention to collectively sell all of their Units pursuant to Section 4.1(a), which notice shall include the signature of each member of the Executive’s Group. Subject to the provisions of Section 5.1, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 60th day after the giving of such notice.

(c) Notwithstanding anything herein to the contrary, the rights of the Executive’s Group as set forth in this Section 4.1 shall not in any way be affected by the rights (whether or not exercised) of the Company or the Sponsor as set forth in Section 4.2 below.

4.2 Call Options; Forfeitures.

(a) If the Executive’s employment with the Company and its Subsidiaries terminates for any reason, or if the Executive engages in “Competitive Activity” (as defined in Section 6.1 of this Agreement), the Company shall have the right and option to purchase for a period of 210 days following the Termination Date or the discovery of the Competitive Activity (except that the Company shall not exercise such right or option to purchase any Units that have vested less than six months and one day prior to the Termination Date, at any time on or prior to the date that is one day following the date that is six months after the date such Units had vested (“Risk Period”), and each member of the Executive’s Group shall be required to sell to the Company, any or all of such Units (other than, in the case of a termination described in clause (ii) below, the Class A-2 Units, although such Class A-2 Units remain subject to repurchase if the Executive engages in “Competitive Activity” as described above) then held by such member of the Executive’s Group (it being understood that if Units of any class subject to repurchase hereunder may be repurchased at different prices, the Company may elect to repurchase only the portion of the Units of such class subject to repurchase hereunder at the lower price), at a price per unit equal to the applicable purchase price determined as follows:

(i) Death or Disability. If the Executive’s employment with the Company and its Subsidiaries is terminated due to the Disability or death of the Executive:

(A) for all Class A-2 Units and Vested Units, the purchase price per Unit will be the Fair Market Value (measured as of the Termination Date except respecting any Units subject to the Risk Period, the first day after the Risk Period), and

(B) all Unvested Units will be forfeited without consideration therefor;

(ii) Termination Without Cause; Constructive Termination. If the Executive’s employment with the Company and its Subsidiaries is terminated by the Company and its Subsidiaries without Cause or by the Executive as a result of a Constructive Termination:

(A) with respect to Class A-2 Units and Vested Units, the purchase price per Unit will be the Fair Market Value (measured as of the Termination Date except respecting any Units subject to the Risk Period, the first day after the Risk Period); and

(B) all Unvested Units will be forfeited without consideration therefor;

(iii) Termination for Cause. If the Executive’s employment with the Company and its Subsidiaries is terminated by the Company or any of its Subsidiaries for Cause or if Executive engages in a “Competitive Activity,”

(A) with respect to Class A-2 Units, the purchase price per Unit will be the lesser of (x) Fair Market Value (measured as of the Termination Date) and (y) Cost, and

(B) all Vested Units and Unvested Units will be forfeited without consideration therefor;

(iv) Voluntary Termination (Before or After the Third Anniversary). If the Executive’s employment with the Company and its Subsidiaries is terminated by the Executive for any other reason not set forth in Section 4.2(a)(i) or (ii) or (iii):

(A) if the employment terminates on or after the third anniversary of the Closing Date:

(1)	with respect to Class A-2 Units and Vested Units, , the purchase price per Unit will be the Fair Market Value (measured as of the Termination Date except respecting any Units subject to the Risk Period, the first day after the Risk Period); and

(2)	all Unvested Units will be forfeited without consideration therefor; or

(B) if the employment terminates prior to the third anniversary of the Closing Date:

(1)	with respect to Class A-2 Units, the purchase price per Unit will be the lesser of (A) Fair Market Value (measured as of the Termination Date) and (B) Cost; and

(2)	all Vested Units and Unvested Units will be forfeited without consideration therefor;

provided that in any case the Board shall have the right, in its sole discretion, to increase any purchase price set forth above.

(b) If the Company desires to exercise one of its options to purchase Units pursuant to this Section 4.2, the Company shall, not later than 210 days after the Termination Date or the discovery of the Competitive Activity, send written notice to each member of the Executive’s Group of its intention to purchase Units, specifying the number of Units to be purchased (the “Call Notice”). Subject to the provisions of Section 5, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 30th day after the giving of the Call Notice.

(c) Notwithstanding the foregoing, if the Company elects not to exercise one of its options to purchase Units pursuant to this Section 4.2, the Sponsor may elect to purchase such Units on the same terms and conditions set forth in this section 4.2 by providing written notice to each member of the Executive’s Group of its intention to purchase Units within 30 days after the expiration of the Company’s 210 day call window following the Termination Date.

(d) If there is no public market for the Units on the applicable determination date, (i) unless the Company and the Executive otherwise agree at the time of a repurchase of Units by the Company pursuant to Section 4.1 or Section 4.2 hereof, if within 180 days of a termination date in which the Company has exercised its right to repurchase Units (or within 180 days of the commencement of a Put Option Period in which the Executive’s Group has exercised its right to have the Units repurchased by the Company), either (A) the Company enters into a binding agreement that, when consummated would be a Change of Control, and such Change of Control actually thereafter occurs, or (B) a Public Offering occurs, Fair Market Value shall be the price obtained in such Change of Control or Public Offering (and the Company or the Executive, as applicable, shall promptly pay the other the difference between Fair Market Value used for purposes of such call and the Fair Market Value as determined pursuant to this proviso)); and (ii) subject to proviso (i), if the Executive believes that the amount determined by the Board to be the Fair Market Value of the Units is less than the amount that the Executive believes to be the Fair Market Value of such Units and the amount in dispute exceeds $50,000, the Executive may elect to direct the Company to obtain an appraisal of the Fair Market Value of such Units, which appraisal shall be prepared by a qualified independent appraiser, mutually selected by the Company and the Executive. If the Company and the Executive are unable to agree on such appraiser, they shall each select a qualified independent appraiser and the two appraisers shall select a third appraiser, which third appraiser shall prepare the appraisal of Fair Market Value. In all events, the appraiser shall not, in the past 12 months, have been, or then be, engaged to provide any services to the Company or a Subsidiary of the Company or to the Executive. Such election shall be in writing and given to the Company within fifteen (15) days after receipt by the Executive of the Board’s determination of Fair Market Value. The determination of the appraiser shall be a final and binding determination of Fair Market Value. If such appraiser determines Fair Market Value to be 110% or more of the Fair Market Value determined by the Board, then the Company shall pay the cost of all such appraisers. If such appraiser determines the Fair Market Value to be less than 110% of the Fair Market Value determined by the Board, then the Executive shall pay the cost of all such appraisers. Notwithstanding the foregoing, (x) only one such appraisal may be conducted during any 6-month period by all executives (and such appraisal, subject to clause (a) and proviso (i) above, shall be used for all Fair Market Value determinations during the 6 months succeeding such appraisal unless the Board reasonably concludes in good faith that a material change in the nature of the Company requires a new appraisal) and (y) if a second appraisal is used during any 12-month period, the same appraisal firm shall be used).

4.3 Obligation to Sell Several. If there is more than one member of the Executive’s Group, the failure of any one member thereof to perform its obligations hereunder shall not excuse or affect the obligations of any other member thereof, and the closing of the purchases from such other members by the Company shall not excuse, or constitute a waiver of its rights against, the defaulting member.

5.	Certain Limitations on the Company’s Obligations to Purchase Units.

5.1 Deferral of Purchases. (a) Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to purchase any Units at any time pursuant to Section 4, regardless of whether it has delivered a notice of its election to purchase any such Units, (i) to the extent that the purchase of such Units or the payment to the Company or one of its Subsidiaries of a cash dividend or distribution by a Subsidiary of the Company to fund such purchase (together with any other purchases of Units pursuant to Section 4 or pursuant to similar provisions in agreements with other employees of the Company and its Subsidiaries of which the Company has at such time been given or has given notice and together with cash dividends and distributions to fund such other purchases) would result (A) in a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its Subsidiaries or any of its or their property or (B) after giving effect thereto, in a Financing Default, or (ii) if immediately prior to such purchase there exists a Financing Default which prohibits such purchase, dividend or distribution. The Company shall, within fifteen (15) days of learning of any such fact, so notify the members of the Executive’s Group that it is not obligated to purchase units hereunder.

(b) Notwithstanding anything to the contrary contained in Section 4, any Units which a member of the Executive’s Group has elected to sell to the Company or which the Company has elected to purchase from members of the Executive’s Group, but which in accordance with Section 5.1(a) are not purchased at the applicable time provided in Section 4, shall be purchased by the Company for the applicable purchase price, together with interest thereon as provided in Section 5.2, within ten days after the date that payment for such Units (and related dividends and distributions) is no longer prohibited under Section 5.1(a), and the Company shall give the members of the Executive’s Group five days’ prior notice of any such purchase.

5.2 Payment for Units. If at any time the Company elects or is required to purchase any Units pursuant to Section 4, the Company shall pay the purchase price for the Units it purchases (i) first, by the cancellation of any indebtedness, if any, owing from the Executive to the Company or any of its Subsidiaries (which indebtedness shall be applied pro rata against the proceeds receivable by each member of the Executive’s Group receiving consideration in such repurchase) and (ii) then, by the Company’s delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments representing the Units so purchased, duly endorsed; provided that if any of the conditions set forth in Section 5.1(a) exists which prohibits such cash payment (either directly or indirectly as a result of the prohibition of a related cash dividend or distribution), the portion of the cash payment so prohibited may be made, to the extent such payment is not prohibited, by the Company’s delivery of a junior subordinated promissory note (which shall be subordinated and subject in right of payment to the prior payment of any debt outstanding under the Senior Financing Agreements and any modifications, renewals, extensions, replacements and refunding of all such indebtedness) of the Company (a “Junior Subordinated Note”) in a principal amount equal to the balance of the purchase price, payable (x) in the event of a termination of employment referenced in Section 4.2(a)(i), (ii) or (iv), within ten days after the conditions set forth in Section 5.1(a) no longer exist, but maturing in all events not later than the fifth anniversary of the date of issuance thereof, or (y) in the event of a termination of employment referenced in Section 4.2(a)(iii), on the fifth anniversary of the issuance thereof, and bearing interest payable (and compounded to the extent not so paid) as of the last day of each calendar quarter at the prime rate as reported from time to time in The Wall Street Journal (electronic edition), less two hundred basis points, and all such accrued and unpaid interest payable on the date of the payment of principal (or, if applicable, the last installment of principal), with payments to be applied in the order of: first to any enforcement costs incurred by the Executive or the Executive’s Group, second to interest and third to principal. Subject to the conditions on payment under Section 5.1(a), the Company shall use its best efforts to repurchase Units pursuant to Section 4.1(a) or Section 4.2(a)(i), Section 4.2(a)(ii) or Section 4.2(a)(iv) with cash and/or to prepay any Junior Subordinated Notes issued in connection with a repurchase of Units pursuant to Section 4.1(a) or Section 4.2(a)(i), Section 4.2(a)(ii) or Section 4.2(a)(iv). The Company shall have the right set forth in clause (i) of the first sentence of this Section 5.2 whether or not the member of the Executive’s Group selling such Units is an obligor of the Company. Any Junior Subordinated Note (including interest accrued thereon) shall become immediately payable upon a Change of Control from net cash proceeds, if any, payable to the Company or its unitholders, in priority over any payments to unitholders; provided, to the extent that sufficient net cash proceeds are not so payable, the Junior Subordinated Note shall be cancelled in exchange for such other non-cash consideration distributable to unitholders in the Change of Control, in priority over such distributions of non-cash consideration distributable to unitholders, having a Fair Market Value equal to the principal of and accrued interest on the Junior Subordinated Note. Any Junior Subordinated Note (including interest accrued thereon) also shall become immediately payable upon the consummation of an initial Public Offering, in priority over any proceeds receivable upon a sale or redemption of units (or shares received upon the redemption or conversion of units) of unitholders in connection with such initial Public Offering. The principal of and accrued interest on any such Junior Subordinated Note issued following an election under Section 4.1(a)(iii) may be prepaid in whole or in part at any time at the option of the Company (it being understood that the principal and interest on such Junior Subordinated Note issued following an election under Section 4.1(a), other than Section 4.1(a)(iii), shall be paid within ten days after the restrictions under Section 5.1(a) no longer exist). To the extent that the Company is prohibited from paying accrued interest, that is required to be paid on any Junior Subordinated Note prior to maturity, due to the existence of any of the conditions set forth in Section 5.1(a)(i) or (ii), such interest shall be cumulated, compounded calendar quarterly, and accrued until and to the extent that such prohibition no longer exists, at which time such accrued interest shall be immediately paid.

6.	Noncompetition; Nonsolicitation; Confidentiality.

To the extent that the Executive and the Company (or an Affiliate of the Company) is a party to an employment agreement with the Company containing noncompetition, nonsolicitation, noninterference or confidentiality restrictions (or two or more such restrictions), those restrictions and related enforcement provisions under such employment agreement shall govern and the following provisions of this Section 6 shall not apply.

6.1 Competitive Activity.

(a) The Executive shall be deemed to have engaged in “Competitive Activity” if, during the period commencing on the date hereof and ending on the later of (x) the date that is 18 months after the date the Executive’s employment with the Company and its Subsidiaries is terminated or (y) the maximum number of months of base salary the Executive is entitled to receive as severance (the “Restricted Period”), the Executive, whether on the Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly violates any of the following prohibitions:

(i) During the Restricted Period, the Executive will not solicit or assist in soliciting in a Competitive Business (as defined below) the business of any client or prospective client:

(A) with whom the Executive had personal contact or dealings on behalf of the Company during the one-year period preceding the Executive’s termination of employment;

(B) with whom employees directly reporting to the Executive (or such employee’s direct reports) have had personal contact or dealings on behalf of the Company during the one year immediately preceding the Executive’s termination of employment; or

(C) for whom the Executive had direct or indirect responsibility during the one year immediately preceding the Executive’s termination of employment.

(ii) During the Restricted Period, the Executive will not directly or indirectly:

(A) engage in any business that is engaged in, or has plans to engage in, at any time during the Restricted Period, any activity that competes in the business of manufacturing and marketing food products that directly compete with the core brands of the Company as of the Termination Date (and for such purpose, a “core brand” shall be any brand generating annual revenues in an amount equal to at least 5% of the Company’s annual revenues, in the fiscal year preceding the fiscal year of such Termination Date) in any geographical area that is within 100 miles of any geographical area where the Company or its Affiliates manufactures and markets its products or services (a “Competitive Business”);

(B) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(C) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its Affiliates and customers, clients, suppliers, partners, members or investors of the Company or its Affiliates.

(iii) Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(iv) During the Restricted Period, the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A) solicit or encourage any employee of the Company or its Affiliates to leave the employment of the Company or its Affiliates; or

(B) hire any such employee who was employed by the Company or its Affiliates as of the date of the Executive’s termination of employment with the Company or who left the employment of the Company or its Affiliates coincident with, or within 120 days (one year in the case of any such employee who reported directly to the Executive immediately preceding the Executive’s termination of employment (or such employee’s direct reports)) prior to or after, the termination of the Executive’s employment with the Company.

Any solicitation or hiring, that the Executive is not personally involved in, of an employee or former employee of the Company through general advertising shall not, of itself, be a breach of this Section 6.1(a)(iv).

(v) During the Restricted Period, the Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates, is such action would result in the Company being disadvantaged.

(b) It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Section 6.1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the

Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein

(c) The period of time during which the provisions of this Section 6.1 shall be in effect shall be extended by the length of time during which the Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

6.2 Confidentiality.

(a) The Executive will not at any time (whether during or after the Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of the Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(b) “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of the Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to the Executive by a third party without breach of any confidentiality obligation; or (iii) required by law to be disclosed (including via subpoena); provided that the Executive shall give prompt written notice to the Company of such requirement of law, disclose no more information than is so required, and cooperate, at the Company’s cost, with any attempts by the Company to obtain a protective order or similar treatment.

(c) Except as required by law, the Executive will not disclose to any Person, other than the Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement (unless this Agreement shall be publicly available as a result of a regulatory filing made by the Company or its Affiliates) or otherwise is disclosed by the Company to any unaffiliated party that is not under a restriction of confidentiality at least as restrictive as this restriction upon the Executive; provided, that the Executive may disclose to any prospective future employer any the termination notice provisions under any agreement between the Executive and the Company (or an Affiliate of the Company) and the provisions of this Sections 6 provided they agree to maintain the confidentiality of such terms.

(d) Upon termination of the Executive’s employment with the Company for any reason, the Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Executive’s possession or control (including any of the foregoing stored or located in the Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its Affiliates and Subsidiaries, except that the Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and the Executive’s rolodex (or other physical or electronic address book); and (z) fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information not within the Executive’s possession or control of which the Executive is or becomes aware.

6.3 Repayment of Proceeds. If the Executive engages in Competitive Activity or breaches the confidentiality provisions of Section 6.2, then the Executive shall be required to pay to the Company, within ten business days following the first date on which the Executive engages in such Competitive Activity or first breaches such provisions, an amount equal to the excess, if any, of (A) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Executive received upon the sale or other disposition of, or distributions in respect of, the Executive’s Units over (B) the aggregate Cost of such Units.

7.	Miscellaneous.

7.1 Transfers.

(a) Prior to the transfer of Units to a Permitted Transferee, the Executive shall deliver to the Company a written agreement of the proposed transferee (a) evidencing such Person’s undertaking to be bound by the terms of this Agreement and (b) acknowledging that the Units transferred to such Person will continue to be Units for purposes of this Agreement in the hands of such Person. Any transfer or attempted transfer of Units in violation of any provision of this Agreement or the Securityholders Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Units as the owner of such Units for any purpose.

(b) The provisions of the Executive’s Securityholders Agreement to the contrary notwithstanding, the Executive shall have full tag-along rights under Section 3.3(a) thereof with respect to the Executive’s Class A-2 Units and shall not be subject to the condition precedent set forth thereunder regarding a minimum aggregate sale by the Sponsor of 25% of the Blackstone Securities (as defined therein). For the avoidance of doubt, only the Executive’s Class B-1, B-2 and B-3 Units shall be subject to such 25% condition precedent under Section 3.3(a) of the Securityholders Agreement.

7.2 Recapitalizations, Exchanges, Etc., Affecting Units. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Units, to any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Units, by reason of any dividend payable in units, issuance of units, combination, recapitalization, reclassification, merger, consolidation or otherwise.

7.3 Executive’s Employment by the Company. Nothing contained in this Agreement shall be deemed to obligate the Company or any Subsidiary of the Company to employ the Executive in any capacity whatsoever or to prohibit or restrict the Company (or any such Subsidiary) from terminating the employment of the Executive at any time or for any reason whatsoever, with or without Cause; it being understood that the terms of Executive’s employment with the Company shall be governed by the employment agreement entered into between Executive and the Company and not this Agreement.

7.4 Cooperation. Executive agrees to cooperate with the Company in taking action reasonably necessary to consummate the transactions contemplated by this Agreement.

7.5 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Permitted Transferee shall derive any rights under this Agreement unless and until such Permitted Transferee has executed and delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement; and provided further that the Sponsor is a third party beneficiary of this Agreement and shall have the right to enforce the provisions hereof.

7.6 Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

7.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

7.8 Jurisdiction. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and each of the Company and the members of the Executive’s Group hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Each of the members of the Executive’s Group and the Company hereby irrevocably waives (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware, and (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.

7.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three

(3) postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(a) If to the Company:

Peak Holdings LLC

One Old Bloomfield Avenue

Mountain Lakes, New Jersey 07046

Attention: General Counsel

with a copy to:

c/o The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: Prakash Melwani

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attention: Gregory T. Grogan

If to the Executive, to the address as shown on the unit register of the Company.

7.10 Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, it being understood that this Agreement is entered into simultaneously and in connection with an employment agreement between Executive and the Company.

7.11 Counterparts. This Agreement may be executed in separate counterparts, and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

7.12 Injunctive Relief. The Executive and the Executive’s Permitted Transferees each acknowledges and agrees that a violation of any of the terms of this Agreement will cause the Company irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity. In addition, the Company acknowledges and agrees that a violation of any of the terms of this Agreement will cause the Executive and the Executive’s Permitted Transferees irreparable injury for which adequate remedy at law is not available. Accordingly, it is also agreed that the Executive and the Executive’s Permitted Transferees shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

7.13 Rights Cumulative; Waiver. The rights and remedies of the Executive and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Management Unit Subscription Agreement as of the date first above written.

PEAK HOLDINGS LLC, a Delaware limited liability company

By:	/s/ M. KELLEY MAGGS
Name:	M. Kelley Maggs
Title:	Senior Vice President

/s/ ROBERT GAMGORT
Robert Gamgort

SCHEDULE I

Part 1: Units Granted

Pursuant to the terms and subject to the conditions set forth in this Agreement, the Company agrees to issue the following Units to Executive on the first day of Executive’s employment with the Company (the “Closing Date”).

Purchased/Granted Units	Number	Price per Unit	Aggregate Amount
Class A-2 Units	934,579	$1.07	$1,000,000
Class B-1 Units	562.5	n/a	n/a
Class B-2 Units	1125	n/a	n/a
Class B-3 Units	562.5	n/a	n/a
Total

Part 2: Class B-1 Unit Vesting

With regard to Class B-1 Units granted hereunder, the percentage of such Class B-1 Units that will be Vested Units on any given date shall be:

•	prior to the first anniversary of the Closing Date, 0%;

•

so long as a Termination Date has not occurred prior to the first anniversary of the Closing Date, on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, 20%;

•

so long as a Termination Date has not occurred prior to the second anniversary of the Closing Date, on or after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date, 40%;

•

so long as a Termination Date has not occurred prior to the third anniversary of the Closing Date, on or after the third anniversary of the Closing Date and prior to the fourth anniversary of the Closing Date, 60%;

•

so long as a Termination Date has not occurred prior to the fourth anniversary of the Closing Date, on or after the fourth anniversary of the Closing Date and prior to the fifth anniversary of the Closing Date, 80%; and

•	so long as a Termination Date has not occurred prior to the fifth anniversary of the Closing Date, 100%.

Notwithstanding the foregoing, with respect to any termination of employment of the Executive described in Section 4.2(a)(ii), the Vested Units shall include that portion of the Class B-1 Units that would have become Vested Units on the next vesting date multiplied by a fraction, the numerator of which is the number of days since the last vesting date that Executive was employed by the Company and the denominator of which is 365.

Notwithstanding the foregoing, immediately prior to, and following, the occurrence of a Change of Control that occurs prior to the Termination Date, 100% of the Class B-1 Units that are Unvested Units shall become Vested Units.

Part 3: Class B-2 Unit Vesting

(A) Prior to the occurrence of a Termination Date, 20% of the Class B-2 Units issued to the Executive hereunder will become Vested Units in any year where the Target EBITDA for such year is achieved. In any year that the Target EBITDA is not achieved, such Class B-2 Units that would have become Vested Units during that year had such Target EBITDA been met shall remain Unvested Units; provided, however, if prior to the occurrence of a Termination Date, either (x) the Cumulative Target EBITDA is achieved in a subsequent year, or (y) the Target EBITDA is achieved in any two consecutive Fiscal Years, then the then current year’s and all prior years’ Class B-2 Units that are Unvested Units shall become Vested Units.

Fiscal Year	EBITDA Target (dollars in millions)	Cumulative EBITDA Target (dollars in millions)
2009	XXXX	XXXX
2010	XXXX	XXXX
2011	XXXX	XXXX
2012	XXXX	XXXX
2013	XXXX	XXXX

EBITDA with respect to any fiscal period shall be as determined in good faith by the Board. EBITDA Targets and Cumulative EBITDA Targets will be adjusted from time to time by the Board as it deems necessary in light of acquisitions, dispositions and other transactions that impact the Company’s operations.

(B) Notwithstanding the foregoing, if prior to the occurrence of a Termination Date, the Class B-3 Units become Vested Units pursuant to Part 4(A) below, then all Class B-2 Units shall vest and become exercisable.

(C) In the event that a Liquidity Event (as defined in Part 4) occurs prior to the occurrence of a Termination Date and the Class B-3 Units do not become Vested Units according to the terms set forth in Part 4(A) below, a percentage of the unvested Class B-2 Units that would have become eligible for vesting during the year of such Liquidity Event (and all subsequent years) shall become Vested Units upon the Liquidity Event, with such percentage based on the number of Class B-2 Units that have become Vested Units (if any) pursuant to Part 3(A) above on or before the date of the Liquidity Event as compared to the number of Class B-2 Units that were eligible to become Vested Units on or before the date of the Liquidity Event if the EBITDA targets in Part 3(A) had been achieved.

Part 4: Class B-3 Unit Vesting

(A) Class B-3 Units shall become Vested Units upon the occurrence of a Liquidity Event that occurs prior to a Termination Date in which the Sponsor shall have received, in respect of its Class A-1 Units of the Company (the “Class A-1 Units”), cash or property (excluding securities of the Company or its Affiliates) resulting in a 20% annual Internal Rate of Return. Non-cash property received by the Sponsor shall be discounted 10% from its Fair Market Value (unless such property is actually distributed to the ultimate limited partners of the Sponsor, in which case the property will be valued using the same methods the Sponsor uses for purposes of calculating the Internal Rate of Return for its ultimate limited partners).

(B) Notwithstanding the foregoing, in the event that a Liquidity Event occurs prior to a Termination Date and the Class B-3 Units do not become Vested Units according to the terms set forth in Part 4(A) above, a percentage of the Unvested Class B-3 Units shall become Vested Units upon the Liquidity Event, with such percentage based on the number of Class B-2 Units that have become Vested Units (if any) pursuant to Part 3(A) above on or before the date of the Liquidity Event as compared to the number of Class B-2 Units that were eligible to become Vested Units on or before the date of the Liquidity Event if the EBITDA targets in Part 3(A) above had been achieved.

“Liquidity Event” means the sale or sales by the Sponsor, in one or a series of transactions, of at least 50% of their aggregate Class A-1 Units (and shares received in exchange for Class A-1 Units) to any Person or Persons (other than an Affiliate) in which the Sponsor receives cash or marketable securities. “Internal Rate of Return” means the annualized effective compounded return rate (taking into account all allocations of profits and gains, net of all allocations of losses, deductions and nondeductible expenses) which is earned on the amount invested by the Sponsor for its Class A-1 Units. The Internal Rate of Return shall be calculated in good faith by the Board.

EXHIBIT A

ELECTION TO INCLUDE UNITS IN GROSS

INCOME PURSUANT TO SECTION 83(b) OF THE

INTERNAL REVENUE CODE

The undersigned purchased units (the “Units”) of Peak Holdings LLC (the “Company”) on July 13, 2009. The undersigned desires to make an election to have the Units taxed under the provision of Section 83(b) of the Internal Revenue Code of 1986, as amended (“Code §83(b)”), at the time the undersigned purchased the Units.

Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Units (described below), to report as taxable income for calendar year 2009 the excess, if any, of the Units’ fair market value on July 13, 2009 over the purchase price thereof.

The following information is supplied in accordance with Treasury Regulation §1.83-2(e):

1. The name, address and social security number of the undersigned:

2. A description of the property with respect to which the election is being made: 934,579 Class A-2 Units; 562.5 Class B-1 Units; 1,125 Class B-2 Units; and 562.5 Class B-3 Units.

3. The date on which the property was transferred: July 13, 2009. The taxable year for which such election is made: calendar year 2009.

4. The restrictions to which the property is subject: The Class A-2 and Class B-1 Units are subject to a time-based vesting schedule. The Class B-2 Units and Class B-3 Units are subject to performance-based vesting schedules. If the undersigned ceases to be employed by the Company or any of its Subsidiaries under certain circumstances, all or a portion of the Units may be subject to repurchase by the Company at the original purchase price paid for the Units, regardless of the fair market value of the Units on the date of such repurchase. The Units are also subject to transfer restrictions.

5. The aggregate fair market value on July 13, 2009 of the property with respect to which the election is being made, determined without regard to any lapse restrictions: $1,000,000.

6. The aggregate amount paid for such property: $1,000,000.

A copy of this election has been furnished to the Secretary of the Company pursuant to Treasury Regulations §1.83-2(e)(7).

Dated: , 2009
Robert Gamgort